Exhibit 10.13

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made as of February 7, 2014, by and between Akebia Therapeutics, Inc. (the “Company”) and William Daly (“Employee”) under the following circumstances (Employee and the Company collectively referred to as the “Parties” or individually referred to as a “Party”). This Agreement shall become effective on the eighth day after its execution by Employee (the “Effective Date”), provided that Employee has not revoked this Agreement as set forth in Paragraph 4 of the below Acknowledgment.

A. The Company and Employee have mutually agreed to sever their employment relationship as of February 7, 2014 (the “Termination Date”).

B. The Company has proposed, and Employee has agreed to, certain individualized severance benefits in connection with his termination from employment, as further set forth below (the “Severance Benefits”).

NOW, THEREFORE, the parties agree, in consideration of the provisions and payments described below, as follows:

1. The Company shall pay Employee the gross amount of Three Hundred Ten Thousand Dollars ($310,000) as severance pay, which shall be paid during the Severance Period (as defined below) in equal installments in accordance with the normal pay practices of the Company (the “Severance Payments”). The Severance Payments shall commence with the first payroll period following the Effective Date and continue for twelve (12) months (the “Severance Period”), with the first payment to be retroactive to the Termination Date. Any applicable deductions and required withholdings shall be made from the Severance Payments. In addition, Company shall reimburse Employee up to Five Thousand Dollars ($5,000), upon receipt of appropriate documentation (which shall be provided within thirty (30) days after the Effective Date) for Employee’s attorney’s fees incurred in reviewing and negotiating this Agreement, the Consulting Agreement (defined below), and any other agreement relating to Employee’s employment by the Company and termination from employment.

2. Regardless of whether Employee executes this Agreement, and provided he timely completes the required election forms, Employee will be eligible to continue receiving group medical and/or dental insurance pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). If Employee executes and does not rescind this Agreement, then during the Severance Period the Company shall pay Employee’s COBRA premiums and Employee shall only pay the amount equivalent to the health and dental insurance premiums it would have paid on his behalf had he remained employed by the Company. After the Severance Period, Employee may, at his own expense, continue participation in COBRA for the balance of time provided under COBRA (provided, however, the “qualifying event” under COBRA shall be deemed to have occurred on the Termination Date). Company shall deduct Employee’s contributions to COBRA premiums from his Severance Payments unless otherwise directed by Employee in writing. The Company’s obligation to provide premium payments under this Section 2, however, shall cease upon the earlier to occur of (a) expiration or earlier termination of the Severance Period as set forth herein or pursuant to Section 11 of the Consulting Agreement (defined below); (b) Employee’s loss of eligibility for COBRA; and/or (c) Employee becoming eligible to obtain substantially equivalent health benefits from an alternative source through future employment or otherwise, in which case Employee agrees to promptly notify the Company.

3. As of the Separation Date, you held a stock option to purchase 51,698 shares of stock of the Company granted pursuant to an Equity Award Agreement dated December 23, 2013 (the “December 2013 Option”), an award of 30,763 shares of restricted stock of the Company granted pursuant to an Equity Award Agreement dated April 1, 2013 (the “April 2013 Award”), and an award of 30,047 shares of restricted stock of the Company granted pursuant to an Equity Award Agreement dated February 21, 2012 (the “February 2012 Award”), each of which were granted pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Equity Incentive Plan”). With respect to the February 2012 Award, these restricted shares will continue vesting in accordance with their terms during the Severance Period; provided, that, subject to Section 4 below, the remainder of the restricted shares granted to Employee pursuant to that award shall vest in full on the last day of the Severance Period. Employee hereby acknowledges and agrees that, as of the Termination Date: (i) after giving effect to this Section 3, other than the February 2012 and the February 2014 Award (as defined in the Consulting Agreement), Employee holds no other equity or equity-based awards with respect to the Company’s stock, whether granted pursuant to the 2008 Equity Incentive Plan or other equity incentive plan; (ii) no portion of the December 2013 Option or the April 2013 Award is currently vested; and (iii) notwithstanding any other provision in the 2008 Equity Incentive Plan or the applicable Equity Award Agreement to the contrary, the December 2013 Option and the April 2013 Award shall be cancelled as of the Termination Date without payment of any consideration therefor and that Employee has and shall have no further rights under the applicable Equity Award Agreement or the 2008 Equity Incentive Plan. Prior to the Effective Date, Employee shall execute a lock-up agreement in connection with a potential public offering of the Company’s stock.

4. Employee and Company entered into a separate Consulting Agreement dated as of February 7, 2014 (the “Consulting Agreement”). The Consulting Agreement contains certain restrictive covenants, including those relating to non-competition, non-solicitation, and confidentiality. If Employee’s consulting relationship under the Consulting Agreement is terminated by the Company for Cause (as defined in the Consulting Agreement) or if Employee breaches any term of the Consulting Agreement or this Separation Agreement, Company shall so notify Employee and (i) the Severance Period shall terminate and all Severance Benefits provided hereunder and all consideration provided under the Consulting Agreement shall immediately cease, including any vesting of equity under the February 2012 Award and the February 2014 Award (as defined in the Consulting Agreement); (ii) any unvested portion of the February 2012 Award and the February 2014 Award shall immediately terminate without payment of any consideration therefor; and (iii) all of Company’s other obligations under the Separation Agreement and the Consulting Agreement shall cease. Company shall also be entitled to pursue any other remedies available to the Company, including injunctive or other equitable relief. Employee acknowledges that the Company cannot necessarily be reasonably or adequately compensated in monetary damages in an action at law in the event Employee breaches his obligations under this Agreement, because such obligations are of a unique, special and personal character and of peculiar value to the Company.

5. Employee agrees that the Severance Benefits provided by this Agreement are in lieu of, and replace, any severance benefits for which he might have been eligible, or entitled to, under any Company policy or practice, or any agreement with the Company (written or otherwise). Employee further acknowledges and agrees that (a) this Agreement and the Severance Benefits are neither intended to nor shall constitute a severance plan and shall confer no benefit on anyone other than the Company and him; (b) the Severance Benefits provided for herein are not otherwise due or owing to him under any employment or other agreement between him and the Company (written or otherwise); and (c) except for unpaid regular wages, unpaid Company bonus amount (which shall be paid by the Company on or about the Termination Date), unpaid expense reimbursements submitted by Employee (which shall be paid by the Company within ten (10) business days after the Termination Date), vacation time accrued through the Termination Date (which shall be paid by the Company on or about the Termination Date), any vested account balance under the Company’s 401(k) savings plan, and his rights with respect to the February 2012 Award and the February 2014 Award, Employee has been paid and provided all wages, vacation pay, holiday pay, commissions, bonuses and any other form of compensation or benefit that may be due to him now or which would have become due in the future in connection with his employment with or termination of employment from the Company.

6. For and in consideration of the Severance Benefits provided by this Agreement, Employee on behalf of himself or anyone claiming by, through, or under him (including without limitation his heirs, executors, administrators, attorneys, representatives, successors, assigns, and agents), fully settles, releases, and forever discharges the Company, and its present and former Affiliates (which term, for the purposes of this Agreement shall include, without limitation, Aerpio Therapeutics, Inc.), and all of their related persons, associations, corporations, entities, parents, subsidiaries, predecessors, partners, principals, officers, directors, employees, employee benefit plans, shareholders, agents, attorneys, insurers, successors and assigns, of and from any and all past, present, or future liability, claims, rights, demands, obligations, controversies, damages, costs, expenses (including reasonable attorneys’ fees), actions, causes of actions, or compensation of any nature whatsoever, known or unknown (collectively, “Claims”), arising directly or indirectly, up to and including the day of this Agreement, out of or related to his employment or his termination from employment with the Company, including, but not limited to, any Claims which have been or could have been brought for discrimination under federal, state, or local law including, without limitation, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act and the fair employment practices statutes of the state or states in which the Employee has provided services to the Company, as well as any Claims under any law dealing with employment torts, intentional torts, employee benefits, wrongful discharge, retaliation, breach of contract, implied contract, promissory estoppel, wage and hour violations (including, without limitation, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions)), federal, state, local or other taxes, violation of public policy, workers’ compensation or personal injury, as well as Claims for or in any way related to wages, overtime pay, vacation pay, commissions, bonuses, profit sharing, expenses, benefits, termination pay, severance pay, reasonable notice or pay in lieu of such notice, equity awards or other compensation arrangements, and including all Claims that are or may be available to Employee under his Employment Offer Letter by and between Employee and the Company dated January 7,

2012 (the “Employment Offer Letter”), as well as any and all Claims under the California Fair Employment and Housing Act, the California Family Leave Acts, the California Labor Code, the California Code Section 12940, et seq., and Section 1542 of the Civil Code of the State of California and under any statute, rule or principle of common law or equity of any jurisdiction that is similar to Section 1542 (“Similar Provision”).

Employee acknowledges that this release extends to all Claims that he has or may have, even Claims that Employee does not know or expect to exist at this time, and is an express waiver by Employee of the protection of Section 1542 of the California Civil Code. This provision reads as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

This Agreement, including the release of claims set forth in this Section 6, creates legally binding obligations, and the Company hereby advises Employee to seek the advice of an attorney prior to signing this Agreement.

As of the Effective Date, Company has no actual knowledge of any claims or actions against Employee arising from or related to his employment with the Company.

7. Employee covenants not to sue Company, its Affiliates or any other party released herein with respect to any Claim released pursuant to this Agreement. Further, Employee agrees not to assist any third party in pursuing a lawsuit, administrative charge, or complaint, or any other action against Company or its Affiliates. Moreover, Employee agrees that in the event he violates this covenant, he will pay all expenses and costs incurred by Company in defending against such lawsuit, administrative charge, or complaint.

Nothing in this paragraph or in this Agreement is intended or shall be deemed to prohibit Employee from filing a charge of discrimination or otherwise participating in, or cooperating with, the Equal Employment Opportunity Commission (the “EEOC”) in any action brought by the EEOC, or other similar state agency. Employee agrees and acknowledges, however, that he is not entitled to and will not seek or permit anyone to seek on his behalf any personal, equitable or monetary relief in any such action.

8. Employee shall return all Company property (including, but not limited to, laptops and peripherals, iPads or other tablets, cell phones, files (hard copies and electronic), documents, keyless entry cards, keys, and identification badges) on or before his Termination Date, in accordance with any directions provided by the Company.

9. Employee shall not, at any time, directly or indirectly, use any trade secrets or confidential information of Employer for Employee’s benefit or the benefit of any other person or, directly or indirectly, disclose any such trade secrets or confidential information of the Employer to any other person. Nothing in this Agreement shall be construed to terminate, limit or otherwise modify the obligations of Employee not to disclose or use any confidential information of the Company, its Affiliates and its affiliated entities and persons, which obligations Employee expressly acknowledges. Due to the unique nature of the confidential information, Employee understands, agrees and acknowledges that the Company will suffer irreparable harm in the event that Employee fails to comply with his duty of confidentiality. In the event of such breach, Employee agrees that the Company shall be entitled to injunctive relief to protect its confidential information. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available, including the recovery of damages, against Employee.

10. Employee shall not express (in writing or otherwise) any disparaging, negative or unfavorable remarks, comments, statements or criticisms with regard to: (a) the Company, or its affiliates, directors, officers or employees, (b) their respective partners, shareholders, agents, attorneys, insurers, or investors; and (c) their respective products or potential products. He further agrees that he will refrain from engaging in any publicity or any other activity that damages or impairs, or could damage or impair, the business, goodwill or reputation of individuals, entities, and products referred to in this Section above in subparagraphs (a)-(c). Employee acknowledges and agrees that this prohibition extends to statements written or verbal, made to anyone including, but not limited to, the news media, investors, potential investors, any board of directors (or its members), any advisory board (or its members), industry analysts, competitors, strategic partners, vendors, employees (past and present), key opinion leaders and customers. Company agrees that its Chief Executive Officer and members of its Board of Directors will not express (in writing or otherwise) any disparaging, negative or unfavorable remarks, comments, statements, or criticisms with regard to Employee or his employment with the Company.

11. Employee covenants that, as of the date of execution of this Agreement, he has not reviewed, discussed or disclosed, in writing or otherwise, the termination of his Employment with the Company or any of the terms or conditions of this Agreement with any person other than his spouse, attorneys and tax advisors and certain employees and directors of the Company. From the date of signing this Agreement onward, Employee shall keep the existence of this Agreement, the underlying disputes, the negotiations and discussions leading to this Agreement, and the terms and conditions of this Agreement strictly confidential and, except as may be required by law, will not review, discuss or disclose, in writing or otherwise, the existence of this Agreement, the underlying disputes, the negotiations leading to this Agreement, or any of its terms or conditions with any persons, organization, or entity, other than his spouse, attorney, or tax consultant, on the condition that disclosure by such persons shall be deemed a breach of this Agreement. If inquiries arise regarding Employee’s separation from employment from Company, or any related dispute, or the terms of this Agreement by anyone other than those listed above, the Parties mutually agree to state the following: “When John Butler became CEO of the Company, the decision was made to move the Company’s corporate headquarters to Cambridge, Massachusetts. As the Chief Business Officer of the Company, this required that William Daly commute from Southern California to Cambridge, Massachusetts and spend a great deal of time away from his home and his family. Although William Daly is ending his employment relationship with the Company, he will have the opportunity to consult for the Company for the next 12 months.” If Employee is required by law through subpoena or otherwise to disclose information described in this paragraph, he will immediately contact the Company’s General Counsel to inform the General Counsel of that fact and to provide the Company an opportunity to challenge the legal process which Employee believes would result in the disclosure of such information.

12. This Agreement does not constitute an admission by the Company that it has violated any contract, law, or regulation, or in any way infringed Employee’s rights or privileges.

13. The provisions of this Agreement are divisible. If any provisions shall be deemed invalid or unenforceable, it shall not affect the applicability or validity of any other provision of this Agreement, but rather such provision shall be amended to the extent necessary to render it valid and enforceable.

14. The terms of this Agreement, as well as the terms of the Consulting Agreement, represent the entire agreement between the parties and the only consideration for signing this Agreement. No other promises or agreements of any kind have been made to or with the parties to cause them to execute this Agreement. The parties state that they have carefully read this Agreement, that its contents have been fully explained to them; that they have been given adequate time to consider the Agreement; that they have had full opportunity to review its contents with their own legal counsel; and that they know and understand its contents and its legal effect, including, but not limited to, its binding effect, and that they sign this Agreement as their own free act and deed.

15. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflicts of laws principles thereof.

Exhibit 10.13

ACKNOWLEDGMENT

Employee, in connection with his execution of this Agreement, acknowledges the following:

1. that he is waiving rights or claims arising under the Age Discrimination in Employment Act, including (without limitation) any claims of discrimination or harassment on the basis of age;

2. that he has been advised by the Company to consult with an attorney prior to executing this Agreement;

3. that he has had a period of up to 21 days in which to consider this Agreement;

4. that for a period of 7 days following execution of this Agreement, he may revoke the Agreement, and that the Agreement shall not become effective or enforceable until the 7-day revocation period has expired. To be effective, such notice of rescission must be postmarked and sent by certified mail, return receipt requested, or delivered within the seven-day period to Akebia Therapeutics, Inc., Attention: General Counsel, 245 First Street, Suite 1000, Cambridge, MA 02142.

NOT VALID IF SIGNED BEFORE FEBRUARY 7, 2014

Date:	2/7/2014	William Daly

/s/ William Daly

Akebia Therapeutics, Inc.

Date:	February 7, 2014	/s/ John P. Butler
John P. Butler
President and Chief Executive Officer

RECEIPT OF SEPARATION AGREEMENT

I acknowledge that I received today a copy of the Separation Agreement (“Agreement”). I have been advised of the following:

1. I have the opportunity to discuss with a representative of Akebia Therapeutics, Inc. any questions or concerns I may have over the terms or language of the Agreement.

2. I have been advised to see an attorney of my choosing to review the Agreement.

3. I should not sign the Agreement unless I fully understand its terms and enter into the Agreement of my own free will.

4. No other promises have been made to me beyond the terms of the Agreement.

Date:	2/7/2014	/s/ William Daly
William Daly

(Signature only acknowledges receipt of this entire agreement.)